Exhibit 99.1

October 19, 2022

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the Company’s results from the 3rd quarter of 2022.  The bank experienced strong loan growth early in the 3rd quarter which was driven by both commercial and residential activity, though we experienced a slight decline in demand in September due to the rising rate environment. The bank has been effective in widening net interest margins thus far in 2022, but that trend is likely to reverse as we expect demand for loans to continue to slow while costs of deposits are likely to continue to increase. As our allowance for loan losses ended the quarter at 1.26% of outstanding loans, we believe the Bank is positioned well for changes that could occur as a result of further deterioration in economic conditions, including as a result of continued increases in interest rates as the Federal Reserve seeks to combat inflation.

Throughout 2022 we have seen our total shareholder’s equity negatively affected by the unrealized losses in our investment portfolio.  The Bank’s investment portfolio is held on the balance sheet at the current market value, which has been negatively impacted in 2022 by the increased interest rates, resulting in these unrealized losses in our investment portfolio.  These gains or losses on the investment portfolio are largely unrelated to credit concerns and are the result of these securities being less valuable because they carry lower yields than a similar security would if we purchased it today. These losses are considered unrealized until the Bank actually sells the investment,  so they do not affect the profits of the Bank until the loss is realized, if at all, which would occur only upon a sale of the underlying security.  That would only happen should the bank decide to sell investments for additional liquidity or otherwise while they are in a loss position, which we do not currently anticipate we will be required to do. Many of our peers are also currently experiencing increases in the amount of unrealized losses in their investment portfolios as a result of the rapid increase in interest rates.

Notwithstanding such macro-economic conditions, we had an excellent 3rd quarter ended September 30, 2022 as evidenced by the following results:

●	Assets as of September 30, 2022 were $4.13 billion, representing an increase of $140.8 million, or 3.53% from December 31, 2021.
●	Net income for the nine months ended September 30, 2022 was $40.70 million, up by $5.1 million, or 14.25%, from the nine months ended September 30, 2021.
●	Diluted earnings per share for the nine-month period ended September 30, 2022 were $3.58, compared to $3.20 for the nine-month period ended September 30, 2021.
●	Shareholder’s equity was $342.6 million at September 30, 2022, a decrease of $71.2 million, or 17.2%, from December 31, 2021, inclusive of $115.2 million and $6.3 million in unrealized losses in our investment portfolio at September 30, 2022 and December 31, 2021, respectively.

The latest price at which the Company’s common stock has been traded of which we are aware was $66.70 per share.

We are pleased to share with you that Heidi King, Financial Advisor at the Main Office in Lebanon, was recognized nationally by Raymond James as the Women of Distinction Award winner for her tremendous work as a financial advisor. Heidi is a great success story.  She started her career with Wilson Bank in 2003 as a floating teller based in Mt. Juliet. Her dedication, energy and commitment to the education and training needed to become a successful financial advisor has paved the way for the success she has experienced in her role at the bank. She would also be the first to share that she has had a lot of help and support from others on her journey, including her clients. Today Heidi manages over $110MM in assets for our customers here at the bank.  Her clients love working with her because of the expertise, confidence and the genuine care she shows them while helping manage their money.  Please join us in congratulating Heidi on this amazing honor.

One of the components for our future growth has always been expansion into other markets within our state.  We believe timing and the right people are the key factors in taking this next step. With recent disruption in the banking industry related to mergers and acquisitions and an increase in the availability of the type of bankers that we like to recruit, we felt the timing was right to enter the Chattanooga market with a commercial banking presence.  Kathryn Gann, Ami Ingle and Elise O’Brien are three veteran Chattanooga bankers that are excited to represent our brand in this new market. Why Chattanooga?  Chattanooga is a solid growth market in the state that continues to see increases in population due to the good economic and business climate as well as the quality of life in the area.  In addition, most of the major banking competitors in Chattanooga are banks we already compete with in other markets, so we like our chances of winning in that market.

Over the weekend we were able to continue to show our commitment to the local community by hosting our signature event, the 35th Annual Oktoberfest. This grass roots event started as a way to promote local businesses and provide some free entertainment for families.  Today our event hosts over 120 arts and crafts vendors or local businesses and 20 different food vendors as well as a special area for our local non-profits to market their services to the community.  This year’s event started with the return of the Oktoberfest 5K to benefit Kare for Kids and ended with recognizing the winners in our Antique and Classic Car Show, the largest show in Middle Tennessee each year.

Thank you for your belief in the mission and direction of your community bank.  We continue to focus on the basic keys to our success: delivering exceptional customer service, living by the Golden Rule and providing you, the shareholder, a solid return on your investment. We’ll end with one of our favorite slogans from the past, “Still Here. Still Independent. Still Committed to you.”

Sincerely,

John C. McDearman, III	Elmer Richerson
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company